Exhibit 99.1

NEWS RELEASE
NEWS RELEASE
NEWS RELEASE

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ELECTS RONALD V. WATERS III

TO BOARD OF DIRECTORS

Deerfield, Illinois, July 30, 2008 — Fortune Brands, Inc. (NYSE: FO), the company behind leading consumer brands such as Jim Beam, Titleist and Moen, today announced that Ronald V. Waters III has been elected to its board of directors.

Mr. Waters is currently president and chief operating officer of LoJack Corporation. Prior to joining LoJack in 2007, Mr. Waters was chief operating officer at Wm. Wrigley Jr. Company. In his seven years at Wrigley, Mr. Waters also served as chief financial officer. He previously held senior executive positions at The Gillette Company, and was a partner and practice leader at KPMG International.

“We are pleased to welcome Ron Waters to the board of Fortune Brands,” said Bruce Carbonari, president and chief executive officer of Fortune Brands. “With his background in consumer packaged goods and unique blend of operating and financial experience, he will bring a valuable perspective to the work of our board.”

The election of Mr. Waters is effective today and increases the size of the Fortune Brands board to ten members.

Mr. Waters is a graduate of Trinity College and earned his masters in accounting from the Stern School of Business at New York University. In addition to serving as a director of LoJack, Mr. Waters is also a member of the board of HNI Corporation.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in distilled spirits, home and hardware, and golf products. Beam Global Spirits & Wine, Inc. is the company’s premium spirits business. Major spirits brands include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Teacher’s and Laphroaig Scotch, and DeKuyper cordials. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows,

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www.fortunebrands.com

Fortune Brands Elects Ronald V. Waters III to Board of Directors, Page 2

Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

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